EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 9, 2015, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2015-3; Large Cap Core Strategy 2015-3; Mid Cap Core Strategy 2015-3; Small Cap Core Strategy 2015-3; S&P PowerPicks Portfolio 2015-3 and Dividend Income Leaders Strategy Portfolio 2015-3 (included in Invesco Unit Trusts, Series 1558) as of July 9, 2015, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-203963) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
July 9, 2015